EXHIBIT 10.6
LOCK-UP AND RESALE RESTRICTION AGREEMENT

THIS LOCK-UP AND RESALE RESTRICTION AGREEMENT is made and entered into as of the 28th day of March, 2012, by and between Green Ballast, Inc., a Delaware corporation (the “Company”) and Daniel L. Brown, an individual (“Holder”).

WITNESSETH:

WHEREAS, the Holder is the owner of a total of 15,500,600 shares of common stock of the Company of which 2,026,591 shares were registered as part of the Company’s S-1 Registration Statement (“Registered Shares”); and

WHEREAS, the Company and the Holder have agreed to restrict the number of Registered Shares that can be sold publicly in the manner set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder agrees that as of the date hereof and for a period of 270 days hereafter, the Holder will not transfer, sell, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, his or its registered shares, other than for estate planning purposes or in a private transaction, except as follows:

The amount of Registered Shares that can be sold in any three-month period will be limited to the greater of (i) one percent (1%) of the shares or other units of that class outstanding, or (ii) the average weekly trading volume during the four (4) calendar weeks preceding the filing of a Form 144, or if no such notice is required, the date of receipt of the order to execute the transaction.  The Holder also agrees to provide such shares for sale as the Holder, the Company and/or market maker all mutually determine are necessary to meet demand and create an orderly market, subject to applicable laws, regulations and restrictions.

The Holder further agrees that if the Holder attempts to sell, transfer or otherwise dispose of his or its Registered Shares in violation of this agreement, the Company (i) may instruct its transfer agent not to transfer such securities, (ii) may provide a copy of this letter agreement to the Company’s transfer agent for the purpose of instructing the Company’s transfer agent to place a legend on the certificate(s) evidencing the securities subject hereto and disclosing that any transfer, sale, assignment, pledge or hypothecation of such securities is subject to the terms of this letter agreement, and (iii) may issue stop-transfer instructions to the transfer agent for the period contemplated by this letter agreement for such securities.

Notwithstanding anything contained herein, this agreement shall not apply in connection with an offer made to all shareholders of the Company in connection with any merger, consolidation or similar transaction involving the Company.

This agreement shall be binding upon the Holder, and his or its agents, heirs, successors, assigns and beneficiaries.

The Holder agrees that any breach of this agreement will cause the Company irreparable damage for which there is no adequate remedy at law.  If there is a breach or threatened breach of this letter agreement by the Holder, the Company shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach.

The Holder agrees that he or it has not entered into any agreements or understanding with other shareholders or any unaffiliated third parties, nor will the Holder enter into any agreement with any other shareholder or third party, to sell the Company shares as a group.  The Holder certifies he or it is not aware of any plan on anyone’s part, and certainly not on the Holder’s part, to manipulate or promote the Company’s shares in any improper manner and certainly not in any matter that would or could raise any issues as described in Red Flag No. 3 to the appendix to the Commission’s release No. 34-41110.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement as of the day and year first above written.

The “Company”

Green Ballast, Inc.

By:/s/ Mary F. Sharp

The “Holder”

/s/ Daniel L. Brown
Daniel L. Brown